SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2004

WAYNE BANCORP, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	014612	34-1516142
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

112 West Liberty Street, Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 264-1222

N/A

(Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS AND REQUIRED FD DISCLOSURE

On August 19, 2004, Wayne Bancorp, Inc. issued a press release announcing the declaration of a third quarter dividend of $.18 per share.   A copy of the press release is attached to this report as Exhibit 99.1 and is furnished under this Item 5.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits:

Exhibit No.	Description
99.1	Press Release dated August 19, 2004

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

WAYNE BANCORP, INC.

Date: August 19, 2004	By:	/s/ JOHN A. LENDE
John A. Lende Secretary and Treasurer

Exhibit 99.1

NEWS RELEASE

For Immediate Release

CONTACT: David P. Boyle, CPA

Chairman, President

and CEO

          Phone: (330) 264-1222

          Ext: 228

WAYNE BANCORP, INC. ANNOUNCES 5.02 PERCENT

INCREASE IN THIRD QUARTER DIVIDEND

WOOSTER, Ohio – August 19, 2004 – The Board of Directors of Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust  (SBT), Access Financial Corp. (AFC) and MidOhio Data, Inc. (MID), announced today the declaration of a third quarter dividend of $.18 per share, payable September 30 to shareholders of record on August 31.

 “The third quarter dividend of $.18 per share represents an increase of 5.02 percent per share, as adjusted for stock dividends, compared to the same period one year ago,” said David P. Boyle, Chairman, President and CEO, Wayne Bancorp, Inc.  Boyle added, “Consistent with the memorandum of understanding the Company has entered into with the regulatory authorities prior approval to pay this dividend was requested and has been approved by the regulators.  Future dividends, if any, are subject to the same approval process until the memorandum of understanding has been removed.”

Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $811 million financial services company.  Its bank affiliates — Wayne County National Bank and Savings Bank & Trust  — operate banking centers in Wayne, Holmes, Medina and Stark Counties.  The Company’s non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county.  For more information, visit WCNB’s Web site at wcnb.com and SBT’s Web site at svgsbank.com.

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